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                                                                   Exhibit 4.3.1

                                Amendment No. 2
                                      To
                         Registration Rights Agreement
                                    (Acorn)

     This Amendment No. 2 by and between Intek Information Inc., a Delaware corporation (the "Company"), the former owners of all the outstanding capital
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stock of Acorn Information Services, Inc., ("Acorn") and Prospero, LLC (the
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"Acorn Shareholders") is made effective upon the Company's IPO (as defined
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below).

     Whereas, the Company and the Acorn Shareholders are parties to a Registration Rights Agreement dated as of October 30, 1999 (the "Acorn
                                                                 -----
Registration Rights Agreement"), pursuant to which the Company has agreed to
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provide the Acorn Shareholders with certain rights relating to the registration of the shares of Common Stock issuable in connection with the acquisition of Acorn by the Company (capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Registration Rights Agreement); and

     Whereas, Section 4.4 of the Acorn Registration Rights Agreement permits amendments without the consent of the Acorn Shareholders if the same amendments are made in respect of Other Registration Rights Agreements; and

     Whereas, the Company has agreed to provide certain of its other shareholders with rights relating to the registration of the shares of its common stock and has determined to consolidate such registration rights into an Amended and Restated Registration Rights Agreement (the "Amended and Restated
                                                         --------------------
Rights Agreement") upon the closing of the initial public offering of the
----------------
Company's common stock under Section 12 of the Securities Exchange Act of 1934, as amended (the "IPO"); and
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     Whereas, the Amended and Restated Rights Agreement necessitates that certain modifications be made to the Acorn Registration Rights Agreement, and the Company and the Acorn Shareholders desire to make such modifications.

     Now, therefore, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

     The following term as set forth, used or otherwise defined in the Registration Rights Agreement are hereby amended as follows:

     "Other Registration Rights Agreements" means that certain Amended and
      ------------------------------------
     Restated Registration Rights Agreement made as of the closing of the Company's initial public offering, by and among the Company and THE BEACON GROUP III-FOCUS VALUE FUND, L.P., a Delaware limited partnership, SQUAM LAKE INVESTORS II, L.P., a Delaware limited partnership, BAIN & COMPANY, INC., a Massachusetts corporation, CONNING CAPITAL LIMITED PARTNERSHIP V, a Delaware limited partnership, U.S.
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INFORMATION TECHNOLOGY FINANCING, L.P., a Washington corporation, ENCOMPASS
GROUP, INC., a Washington corporation, TRANS COSMOS USA, INC., a Washington corporation, BVCF IV, L.P., a Delaware limited partnership, TIMOTHY C. O'CROWLEY, TYCE FIELDS, FRANK RICHARDS and the stockholders of the Company listed on the Schedule of Investors thereto.

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In Witness Whereof, the undersigned have executed this Amendment No.2 to
Registration Rights Agreement as of the date set forth above.


                                               Intek Information Inc.

                                               By:___________________________
                                               Name:_________________________
                                               Title:________________________

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